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                                   EXHIBIT 4.1

         Stock Purchase Warrant issued to FINOVA Mezzanine Capital Inc.
                            dated September 30, 1999

















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STOCK PURCHASE WARRANT


         This STOCK PURCHASE WARRANT ("Warrant") is issued this 30th day of September, 1999, by GALAXY FOODS COMPANY, a Delaware corporation (the "Company"), to FINOVA MEZZANINE CAPITAL INC., a Tennessee corporation (FINOVA MEZZANINE CAPITAL INC. and any subsequent assignee or transferee hereof are hereinafter referred to collectively as "Holder" or "Holders").


                                   AGREEMENT:

         1. ISSUANCE OF WARRANT; TERM. For and in consideration of FINOVA MEZZANINE CAPITAL INC. making a loan to the Company in an amount of Four Million and no/100ths Dollars ($4,000,000) pursuant to the terms of a secured promissory note of even date herewith (the "Note") and related loan agreement of even date herewith (the "Loan Agreement"), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder the right to purchase 915,000 shares (the "Base Amount") of the Company's common stock (the "Common Stock"), which the Company represents to equal 7.41% of the shares of capital stock outstanding on the date hereof, calculated on a fully diluted basis and assuming exercise of this Warrant, provided that in the event that any portion of the indebtedness evidenced by the
Note is outstanding on the following dates, the Base Amount shall be increased to the corresponding number set forth below:

       DATE                                          BASE AMOUNT
------------------                   ------------------------------------------

September 30, 2002                       1,015,000 shares, which the Company
                                     represents to equal 8.16% of the shares of the Company's capital stock outstanding on the date hereof calculated on a fully diluted basis after exercise of this Warrant

September 30, 2003                       1,115,000 shares, which the Company
                                     represents to equal 8.89% of the shares of the Company's capital stock outstanding on the date hereof calculated on a fully diluted basis after exercise of this Warrant

September 30, 2004                       1,215,000 shares, which the Company
                                     represents to equal 9.61% of the shares of the Company's capital stock outstanding on the date hereof calculated on a fully diluted basis after exercise of this Warrant

The shares of Common Stock issuable upon exercise of this Warrant are hereinafter referred to as the "Shares." This Warrant shall be exercisable at any time and from time to time from the date hereof until October 31, 2004 (the "Expiration Date").




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         2. EXERCISE PRICE. The exercise price (the "Exercise Price") per share for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be equal to 80% average closing bid price of the Company's Common Stock for the 20 consecutive trading days immediately preceding the Closing Date, and shall be further adjusted as provided herein. If on September 30, 2000, the average closing bid price of the Common Stock for the 20 consecutive trading days immediately prior to September 30, 2000, is less than the Exercise Price, then the Exercise Price shall automatically be reset on September 30, 2000, at the average closing bid price of the Company's Common Stock for the 20 consecutive trading days immediately preceding September 30, 2000, provided that no adjustment shall be made which increases the then effective Exercise Price.

         3. EXERCISE. This Warrant may be exercised by the Holder hereof (but only on the conditions hereinafter set forth) in whole or in part, upon delivery of written notice of intent to exercise to the Company in the manner at the address of the Company set forth in Section 14 hereof, together with this Warrant and payment to the Company of the aggregate Exercise Price of the Shares so purchased. The Exercise Price shall be payable, at the option of the Holder,
(a) by certified or bank check, (b) by the surrender of the Note or portion thereof having an outstanding principal balance equal to the aggregate Exercise Price or (c) by the surrender of a portion of this Warrant where the Shares subject to the portion of this Warrant that is surrendered have a fair market value equal to the aggregate Exercise Price. In the absence of an established public market for the Common Stock, fair market value shall be established by the Company's board of directors in a commercially reasonable manner. Upon exercise of this Warrant as aforesaid, the Company shall as promptly as practicable, and in any event within fifteen (15) days thereafter, execute and deliver to the Holder of this Warrant a certificate or certificates for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to less than all of the Shares, the Holder shall be entitled to receive a new Warrant covering the number of Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes which may be payable in respect of the issuance of this Warrant or the issuance of any Shares upon exercise of this Warrant.

         4. COVENANTS AND CONDITIONS. The above provisions are subject to the following:

                  (a) Neither this Warrant nor the Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws ("Blue Sky Laws"). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be sold or otherwise transferred without (i) an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, that registration is not required under the Securities Act or under any applicable Blue Sky Laws (the Company hereby acknowledges that Harwell, Howard, Hyne, Gabbert & Manner is acceptable counsel). Transfer of the Shares shall be restricted in the same manner and to the same extent as the Warrant and the certificates representing such Shares shall bear substantially the following legend:

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR




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                  ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED
                  UNTIL (I) A REGISTRATION STATEMENT UNDER THE ACT AND SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACTS AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

         The Holder hereof and the Company agree to execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any shares of Common Stock issued upon exercise hereof with applicable federal and state securities laws.

                  (b) The Company covenants and agrees that all Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.

         5. TRANSFER OF WARRANT. Subject to the provisions of Section 4 hereof, this Warrant may be transferred, in whole or in part, to any person or business entity, by presentation of the Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses incurred by it in connection with the preparation, issuance and delivery of Warrants under this Section.

         6. WARRANT HOLDER NOT SHAREHOLDER; RIGHTS OFFERING; PREEMPTIVE RIGHTS. Except as otherwise provided herein, this Warrant does not confer upon the Holder, as such, any right whatsoever as a shareholder of the Company. Notwithstanding the foregoing, if the Company should offer to all of the Company's shareholders the right to purchase any securities of the Company, then all shares of Common Stock that are subject to this Warrant shall be deemed to be outstanding and owned by the Holder and the Holder shall be entitled to participate in such rights offering. The Company shall not grant any preemptive rights with respect to any of its capital stock without the prior written consent of the Holder.

         7. OBSERVATION RIGHTS. The Holder of this Warrant shall receive notice of and be entitled to attend or may send a representative to attend all meetings of the Company's Board of Directors in a non-voting observation capacity and shall receive a copy of all correspondence and information delivered to the Company's Board of Directors, from the date hereof until such time as the indebtedness evidenced by the Note has been paid in full.




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         8. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES ISSUABLE. The
Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

                  (a) Stock Splits, Recapitalization, Etc. If all or any portion of this Warrant shall be exercised subsequent to any stock split, stock dividend, recapitalization, combination of shares of the Company, or other similar event occurring after the date hereof, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to the record date for such stock split, stock dividend, recapitalization, combination of shares, or other similar event.

                  (b) Merger, Etc. If the Company at any time merges or consolidates with or into any other corporation or enters into a similar transaction (other than a merger in which the Company is the surviving corporation and in connection with which there is no reclassification or other change in the Common Stock or other securities of the Company or any issuance of stock, securities or property to the holders of its outstanding shares of Common Stock), then the Company shall notify the Holder of any such event and, effective upon the record or other date of determination of persons affected by such merger, consolidation or similar transaction, the securities which the Holder would be entitled to receive on the exercise hereof shall include the kind and amount of securities, cash and property that would have been held by the Holder if on such determination date the Holder had been the holder of record of the securities, cash and properties issuable upon exercise of the Warrant on such determination date (or the right thereto prior to the effective date thereof). In the event of any merger, consolidation or similar transaction referred to above in this Section 8(b), the Company shall, and shall cause any successor corporation as a condition precedent to such transaction to, execute and deliver to each Holder a new Warrant (i) providing that the owner of such Warrant, upon exercise thereof, shall have the right to purchase the securities as adjusted as described above, and (ii) containing provisions for subsequent adjustments in a manner and on terms as nearly equivalent as may be practicable to the adjustments provided for in this Section 8(b).

                  (c) Adjustment on Certain Dilutive Issues.

                           (i)      Definitions. For purposes of this Section
8(c), the following definitions apply:

                                    (1)       "Options" shall mean rights,
                           options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below), except for (A) currently exercisable options to purchase an aggregate of 1,629,000 shares of Common Stock outstanding on the Original Warrant Issue Date (the "Outstanding Options"); and (B) rights or options to acquire up to an aggregate of 260,000 shares of Common Stock which may be granted to employees, directors or consultants to the Company pursuant to the Company's Stock Option Plan, provided that the exercise price for all options granted after the Warrant Issue Date shall be no less than the Fair Market Value (as defined in Section 8(e) below) on the date of grant (the "Plan Options").




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                                    (2)       "Convertible Securities" shall
                           mean any evidences of indebtedness, shares of stock (other than Common Stock or other securities convertible into or exchangeable for Common Stock.

                                    (3)       "Additional Shares of Common
                           Stock" shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section 8(c)(iii)) by the Corporation after Warrant Issue Date, other than shares of Common Stock issued or issuable upon (i) the exercise of the Outstanding Options; or (ii) the exercise of any Plan Options.

                           (ii)     Adjustment of Exercise Price. In the event
that the consideration per share (determined pursuant to Section 8(c)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Fair Market Value (as defined in Section 8(e) hereof) on the date of the issue of such Additional Share of Common Stock, then the Exercise Price and the number of shares shall be adjusted as provided herein.

                           (iii)    Issue of Options and Convertible Securities.
In the event the Company at any time or from time to time after the Warrant Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 8(c)(v) hereof) of such Additional Shares of Common Stock would be less than the Fair Market Value (as defined in Section 8(e) hereof) on the date of such issue, or such record date, as the case may be, and provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (1)       no further adjustments in the
                           Exercise Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (2)       if such Options or Convertible
                           Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided, however, that no such adjustment of the Exercise Price shall affect Common Stock previously issued upon exercise or conversion of this Warrant;




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                                    (3)       upon the expiration of any such
                           Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                              (a)         in the case of
                                    Convertible Securities or Options for Common
                                    Stock, the only Additional Shares of Common
                                    Stock issued were the shares of Common
                                    Stock, if any, actually issued upon the
                                    exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                                              (b)         in the case of Options
                                    for Convertible Securities, only the
                                    Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Section 8(c)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                    (4)       no readjustment pursuant to
                           Section 8(c)(iii)(2) or (3) above shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (a) the Exercise Price prior to the initial adjustment to which the readjustment applies, or (b) the Exercise Price that would have resulted from any issuance of Additional Shares of Common Stock between the date of the initial adjustment date and such readjustment date; and

                                    (5)       in the event of any change in the
                           number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the antidilution provisions thereof, the Exercise Price then in effect shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment which was initially made upon the issuance of such unexercised Option or unconverted Convertible Security, been made upon the basis of such subsequent change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

                           (iv)     Adjustment of Exercise Price Upon Issuance
of Additional Shares of Common Stock. In the event the Company at any time after the Warrant Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 8(c)(iii)), without consideration or for a consideration per share less than the Fair Market Value




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(as defined in Section 8(e) below) on the date of such issue, then and in such event, the Exercise Price shall be reduced to a price (calculated to the nearest cent) equal to either (A) the per share consideration for such Additional Shares of Common Stock (or deemed Additional Shares of Common Stock) pursuant to
Section 5(e)(iii), or (B) in the case of Additional Shares of Common Stock issued (or deemed to have been issued) without consideration, the par value of the Common Stock.

         The provisions of this Section 8(c)(iv) do not apply if the provisions of any of Section 8(a) or (b) apply.

                          (v) Determination of Consideration. The consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1)       Cash, Property, and Other
                           Consideration. Such consideration shall:

                                              (a)         insofar as it consists
                                    of cash, be computed as the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

                                              (b)         insofar as it consists
                                    of property, services, or other
                                    consideration other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                              (c)         in the event
                                    Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of the consideration so received, computed as provided in clauses (a) and (b) above, as is determined in good faith by the Board of Directors.

                                    (2)       Options and Convertible
                           Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Options and Convertible Securities, shall be deemed to be the sum of the consideration paid for such Option or Convertible Security, if any, plus the lowest consideration per share then payable upon the exercise of Options, as set forth in the instruments relating to such Options or Convertible Securities, without regard to any provision contained therein designed to protect against dilution. If Options or Convertible Securities are issued together with other securities or instruments of the Company, the Board of Directors shall determine in good faith the amount of consideration paid for such Option or Convertible Securities.

                  (d) Certificate as to Adjustments. In each case of any adjustment or readjustment pursuant to Section 8(a)-(c) of the Exercise Price or the number of shares issuable pursuant to this Warrant, the Company shall forthwith notify the Holder or Holders of this Warrant of each such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.




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                  (e)      No Fractional Shares; Fair Market Value. If any
adjustment pursuant to Section 8(a) - (c) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. "Fair Market Value" per share of Common Stock shall mean (i) in the case of a security listed or admitted to trading on any securities exchange, the last reported sale price, regular way (as determined in accordance with the practices of such exchange), on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day (and in the case of a security traded on more than one national securities exchange, at such price or such average, upon the exchange on which the volume of trading during the last calendar year was the greatest), (ii) in the case of a security not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation service designated by the Company, (iii) in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or the Wall Street Journal, or if there are no bids and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported, and (iv) in the case of a security determined by the Company's Board of Directors as not having an active quoted market or in the case of other property, such fair market value as shall be determined by the Board of Directors.

         9.       PUT AGREEMENT.

                  (a) The Company hereby irrevocably grants and issues to Holder the right and option to sell to the Company (the "Put") this Warrant for a period of thirty (30) days immediately prior to the Expiration Date, at a purchase price (the "Put Price") equal to the Fair Market Value (as hereinafter defined) of the shares of Common Stock issuable to Holder upon exercise of this Warrant less the Exercise Price.

                  (b) Holder may exercise the Put by delivery of written notice (the "Put Notice") of such exercise to the Company in the manner and at the address of the Company set forth in Section 14 hereof. The Company shall pay to Holder, in cash or by wire transfer of immediately available funds, the Put Price within thirty (30) days of the receipt of the Put Notice. The Company's obligation to pay the Purchase Price survives after the Expiration Date of the Warrant.

                  (c) For purposes of this Section 9, the Fair Market Value of the shares of Common Stock of the Company issuable pursuant to this Warrant shall be determined in accordance with 8(e). In the absence of an established public market, the fair market value shall be determined as follows:

                           (i)      The Company and the Holder shall each
appoint an independent, experienced appraiser who is a member of a recognized professional association of business appraisers. The two appraisers shall determine the value of the shares of Common Stock which would be issued upon the exercise of the Warrant, assuming that the sale would be between a willing buyer and a willing seller, both of whom have full knowledge of the financial and other affairs of the Company, and neither of whom is under any compulsion to sell or to buy.




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                           (ii)     If the higher of the two appraisals is not
ten percent (10%) greater than the lower of the appraisals, the Fair Market Value shall be the average of the two appraisals. If the higher of the two appraisals is equal to or greater than ten percent (10%) more than the lower of the two appraisals, then a third appraiser shall be appointed by the two appraisers, and if they cannot agree on a third appraiser, the American Arbitration Association shall appoint the third appraiser. The third appraiser, regardless of who appoints him or her, shall have the same qualifications as the first two appraisers.

                           (iii)    The Fair Market Value after the appointment
of the third appraiser shall be the mean of the three appraisals.

                           (iv)     The fees and expenses of the appraisers
shall be paid one-half by the Company and one-half by the Holder.

         10.      REGISTRATION.

                  (a) The Company and the Holder of the Warrant and the Shares agree that if at any time after the date hereof the Company shall propose to file a registration statement with respect to any of its Common Stock on a form suitable for a secondary offering (including its initial public offering), it will give notice in writing to such effect to the Holder(s) at least thirty
(30) days prior to such filing, and, at the written request of any such registered holder, made within ten (10) days after the receipt of such notice, will include therein at the Company's cost and expense (including the fees and expenses of counsel to such Holder(s), but excluding underwriting discounts, commissions and filing fees attributable to the Shares included therein) such of the Shares as such Holder(s) shall request; provided, however, that if the offering being registered by the Company is underwritten and if the representative of the underwriters certifies in writing that the inclusion therein of the Shares would materially and adversely affect the sale of the securities to be sold by the Company thereunder, then the Company shall be required to include in the offering only that number of securities, including the Shares, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder, but in no event shall the total amount of Shares included in the offering be less than the number of securities included in the offering by any other single selling shareholder unless all of the Shares are included in the offering).




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                  (b)      Whenever the Company undertakes to effect the
registration of any of the Shares, the Company shall, as expeditiously as reasonably possible:

                           (i)      Prepare and file with the Securities and
Exchange Commission (the "Commission") a registration statement covering such Shares and use its best efforts to cause such registration statement to be declared effective by the Commission as expeditiously as possible and to keep such registration effective until the earlier of (A) the date when all Shares covered by the registration statement have been sold or (B) one hundred eighty
(180) days from the effective date of the registration statement; provided, that before filing a registration statement or prospectus or any amendment or supplements thereto, the Company will furnish to each Holder of Shares covered by such registration statement and the underwriters, if any, copies of all such documents proposed to be filed (excluding exhibits, unless any such person shall specifically request exhibits), which documents will be subject to the review of such Holders and underwriters, and the Company will not file such registration statement or any amendment thereto or any prospectus or any supplement thereto (including any documents incorporated by reference therein) with the Commission if (A) the underwriters, if any, shall reasonably object to such filing or (B) if information in such registration statement or prospectus concerning a particular selling Holder has changed and such Holder or the underwriters, if any, shall reasonably object.

                           (ii)     Prepare and file with the Commission such
amendments and post-effective amendments to such registration statement as may be necessary to keep such registration statement effective during the period referred to in Section 10(b)(i) and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the Commission pursuant to Rule 424 under the Securities Act.

                           (iii)    Furnish to the selling Holder(s) such
numbers of copies of such registration statement, each amendment thereto, the prospectus included in such registration statement (including each preliminary prospectus), each supplement thereto and such other documents as they may reasonably request in order to facilitate the disposition of the Shares owned by them.

                           (iv)     Use its best efforts to register and qualify
under such other securities laws of such jurisdictions as shall be reasonably requested by any selling Holder and do any and all other acts and things which may be reasonably necessary or advisable to enable such selling Holder to consummate the disposition of the Shares owned by such Holder, in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to transact business or to file a general consent to service of process in any such states or jurisdictions.

                           (v)      Promptly notify each selling Holder of the
happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading and, at the request of any such Holder, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.

                           (vi)     Provide a transfer agent and registrar for
all such Shares not later than the effective date of such registration statement.

                           (vii)    Enter into such customary agreements
(including underwriting agreements in customary form for a primary offering) and take all such other actions as the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Shares (including, without limitation, effecting a stock split or a combination of shares).

                           (viii)   Make available for inspection by any selling
Holder or any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such selling Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors, employees and independent accountants of the Company to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

                           (ix)     Promptly notify the selling Holder(s) and
the underwriters, if any, of the following events and (if requested by any such person) confirm such notification in writing: (A) the filing of the prospectus or any prospectus supplement and the registration statement and any amendment or post-effective amendment thereto and, with respect to the registration statement or any post-effective amendment thereto, the declaration of the effectiveness of such documents, (B) any requests by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information,
(C) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose and (D) the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threat of initiation of any proceeding for such purposes.

                           (x)      Make every reasonable effort to prevent the
entry of any order suspending the effectiveness of the registration statement and obtain at the earliest possible moment the withdrawal of any such order, if entered.

                           (xi)     Cooperate with the selling Holder(s) and the
underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Shares to be sold and not bearing any restrictive legends, and enable such Shares to be in such lots and registered in such names as the underwriters may request at least two (2) business days prior to any delivery of the Shares to the underwriters.

                           (xii)    Provide a CUSIP number for all the Shares
not later than the effective date of the registration statement.

                           (xiii)   Prior to the effectiveness of the
registration statement and any post-effective amendment thereto and at each closing of an underwritten offering, (A) make such representations and warranties to the selling Holder(s) and the underwriters, if any, with respect to the Shares and the registration statement as are customarily made by issuers in primary underwritten offerings; (B) use its best efforts to obtain "cold comfort" letters and updates thereof from the Company's independent certified public accountants addressed to the selling Holders and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by underwriters in connection with primary underwritten offerings; (C) deliver such documents and certificates as may be reasonably requested (1) by the holders of a majority of the Shares being sold, and (2) by the underwriters, if any, to evidence compliance with clause
(A) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company; and (D) obtain opinions of counsel to the Company and updates thereof (which counsel and which opinions shall be reasonably satisfactory to the underwriters, if any), covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the selling Holders and underwriters or their counsel. Such counsel shall also state that no facts have come to the attention of such counsel which cause them to believe that such registration statement, the prospectus contained therein, or any amendment or supplement thereto, as of their respective effective or issue dates, contains any untrue statement of any material fact or omits to state any material fact necessary to make the statements therein not misleading (except that no statement need be made with respect to any financial statements, notes thereto or other financial data or other expertized material contained therein). If for any reason the Company's counsel is unable to give such opinion, the Company shall so notify the Holders of the Shares and shall use its best efforts to remove expeditiously all impediments to the rendering of such opinion.

                           (xiv)    Otherwise use its best efforts to comply
with all applicable rules and regulations of the Commission, and make generally available to its security holders earnings statements satisfying the provisions of Section 11(a) of the Securities Act, no later than forty-five (45) days after the end of any twelve-month period (or ninety (90) days, if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which the Shares are sold to underwriters in a firm or best efforts underwritten offering, or (B) if not sold to underwriters in such an offering, beginning with the first month of the first fiscal quarter of the Company commencing after the effective date of the registration statement, which statements shall cover such twelve-month periods.

                  (c) After the date hereof, the Company shall not grant to any holder of securities of the Company any registration rights which have a priority greater than or equal to those granted to Holders pursuant to this Warrant without the prior written consent of the Holder(s).

                  (d) The Company's obligations under Section 10(a) above with respect to each Holder of Shares are expressly conditioned upon such Holder's furnishing to the Company in writing such information concerning such holder and the terms of such holder's proposed offering as the Company shall reasonably request for inclusion in the registration statement. If any registration statement including any of the Shares is filed, then the Company shall indemnify each Holder thereof (and each underwriter for such holder and each person, if any, who controls such underwriter within the meaning of the Securities Act) from any loss, claim, damage or liability arising out of, based upon or in any way relating to any untrue statement of a material fact contained in such registration statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for any such statement or omission based on information furnished in writing by such Holder of the Shares expressly for use in connection with such registration statement; and such holder shall indemnify the Company (and each of its officers and directors who has signed such registration statement, each director, each person, if any, who controls the Company within the meaning of the Securities Act, each underwriter for the Company and each person, if any, who controls such underwriter within the meaning of the Securities Act) and each other such Holder against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to the Company by such holder of the Shares expressly for use in connection with such registration statement.

                  (e) For purposes of this Section 10, all of the Shares shall be deemed to be issued and outstanding.

                  (f) In connection with any registration or qualification of securities under this Section 10, the Company agrees to indemnify the Holder hereof and the holders of any shares of Common Stock issuable upon the exercise hereof and each underwriter thereof, including each person, if any, who controls the holder or such stockholder or underwriter within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and the costs, fees and expenses of legal counsel) caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement, preliminary prospectus, prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished in writing to the Company by the holder or any such stockholder or underwriter expressly for use therein. The Company and each officer, director and controlling person of the Company shall be indemnified respectively by the Holder of this Warrant and by the holders of any Shares for all such losses, claims, damages, liabilities and expenses (including the costs of reasonable investigation and the costs, fees and expenses of legal counsel) caused by any such untrue, or alleged untrue, statement or any such omission or alleged omission, based upon information furnished in writing to the Company by the Holder hereof or any such stockholder expressly for use therein, provided that the liability of each Holder hereof or any such stockholder shall be limited to the dollar amount of the net proceeds of the Shares actually sold by such Holder pursuant to the registration statement.

                           (i)      The indemnifying party shall be entitled to
participate in and, to the extent it may wish, jointly with any other indemnifying party, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (a) the indemnifying party agrees to pay the same, (b) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (c) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party). No indemnifying party shall be liable for any settlement entered into without its consent, which consent shall not be withheld unreasonably.

                           (ii)     The reimbursements required to be made by
the Company pursuant to Seciton 10(f) shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

                           (iii)    If the indemnification provided for in this
Section 10(f) is unavailable or insufficient to hold harmless an indemnified party in respect to any losses, claims, damages, liabilities, expenses or actions in respect thereof referred to herein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, expenses or actions in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Holder of this Warrant and the holders of any Shares, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, expenses or actions as well as any other relevant equitable considerations, including the failure to give the notice required hereunder. The Company and the Holder of this Warrant agree that it would not be just and equitable if contribution pursuant to this Section 10(f)(iii) were determined by any method of allocation which did not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 10(f)(iii), in no event shall the amount contributed by the Holder of this Warrant or the holder of any Shares exceed the net proceeds received by such person from the sale of Shares to which such contribution claim relates. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

                           (iv)     Each Holder of this Warrant and each holder
of Shares, by acceptance hereof or thereof, as the case may be, agrees to the indemnification and contribution provisions of this Section 10(f).

         11. CERTAIN NOTICES. In case at any time the Company shall propose to:

                  (a)      declare any cash dividend upon its Common Stock;

                  (b) declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

                  (c) offer for subscription to the holders of any of its Common Stock any additional shares of stock in any class or other rights;

                  (d) reorganize, or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell of all or substantially all of its assets to, another corporation;

                  (e) voluntarily or involuntarily dissolve, liquidate or wind up of the affairs of the Company; or

                  (f) redeem or purchase any shares of its capital stock or securities convertible into its capital stock; then, in any one or more of said cases, the Company shall give to the Holder of the Warrant, by certified or registered mail, (i) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Any notice required by clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and any notice required by clause (ii) shall specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         12.      RIGHTS OF CO-SALE.

                  (a) Morini Investments Limited Partnerships (the "Management Shareholder shall enter into any transaction that would result in the sale by it of any Common Stock now or hereafter owned by it, unless prior to such sale such Management Shareholder shall give written notice (the "Co-Sale Notice") to Holder addressed and delivered as set forth in Section 14 hereof, of its intention to effect such sale in order that Holder may exercise its rights under this Section 12 as hereinafter described. Such notice shall set forth (i) the number of shares to be sold by such Management Shareholder, (ii) the principal terms of the sale, including the price at which the shares are intended to be sold, and (iii) an offer by such Management Shareholder to use its best efforts to cause to be included with the shares to be sold by it in the sale, on a share-by-share basis and on the same terms and conditions, the Shares issuable or issued to Holder pursuant this Warrant.

                  (b) If Holder has not accepted such offer in writing within a period of ten (10) days from the date of receipt of the Co-Sale Notice, then such Management Shareholder shall thereafter be free for a period of ninety
(90) days to sell the number of shares specified in the Co-Sale Notice, at a price no greater than the price set forth in the Co-Sale Notice and on otherwise no more favorable terms to such Management Shareholder than as set forth in the Co-Sale Notice, without any further obligation to Holder in connection with such sale. In the event that such Management Shareholder fails to consummate such sale within such ninety-day period, the shares specified in Co-Sale Notice shall continue to be subject to this Section 12.

                  (c) If Holder accepts such offer in writing within ten-day period, then such acceptance shall be irrevocable unless such Management Shareholder shall be unable to cause to be included in the sale the number of Shares of stock held by Holder and set forth in the written acceptance. In that event, such Management Shareholder and Holder shall participate in the sale equally, with such Management Shareholder and Holder each selling half the total number of such shares to be sold in the sale.

         (d) The provisions of this Section 12 shall not apply to (i) sales by the Management Shareholder in customary broker's transactions or (ii) to other transactions if the amount of Common Stock being sold in any such transaction (or any series of transactions occurring within six (6) months of each other to the same purchaser), is less than five percent (5%) of the Management Shareholder's then current holdings in the Company, provided, that transactions pursuant to this subsection (ii) shall not exceed 20% of its holdings on the date hereof in the aggregate.

         13. ARTICLE AND SECTION HEADINGS. Numbered and titled article and section headings are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Warrant.

         14. NOTICE. Any and all notices, elections or demands permitted or required to be made under this Warrant shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or telecopy or two (2) business days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this
Warrant:


The Address of Holder is:                   FINOVA Mezzanine Capital Inc.
                                            Suite 200
                                            500 Church Street
                                            Nashville, TN 37219
                                            Attention: William J. Nutter
                                            Telecopy No. 615/726-1208


with a copy to:                             FINOVA Mezzanine Capital Inc.
                                            Legal Department
                                            Suite 200
                                            500 Church Street
                                            Nashville, TN 37219
                                            Attention: Philip S. Clark, Esq.
                                            Telecopy No. 615/256-9958


The Address of Company is:                  Galaxy Foods Company
                                            2441 Viscount Row
                                            Orlando, FL 32809
                                            Attention: Cynthia L. Hunter
                                            Telecopy No. 407/855-1099
with a copy to:                             Baker & Hostetler
                                            200 S. Orange Avenue
                                            Suite 2300
                                            Orlando, FL 32802
                                            Attention: Jeff Decker
                                            Telecopy No. 407/649-4017

         15. SEVERABILITY. If any provisions(s) of this Warrant or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         16. ENTIRE AGREEMENT. This Warrant between the Company and Holder represents the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreement are merged herein.

         17. GOVERNING LAW AND AMENDMENTS. This Warrant shall be construed and enforced under the laws of the State of Arizona applicable to contracts to be wholly performed in such State. No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto.

         18. COUNTERPARTS. This Warrant may be executed in any number of counterparts and be different parties to this Warrant in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Warrant.

         19. CONSENT TO JURISDICTION; EXCLUSIVE VENUE. The Company hereby irrevocably consents to the jurisdiction of the United States District Court and of all Arizona state courts sitting in Maricopa County, Arizona, for the purpose of any litigation to which Holder may be a party and which concerns this Warrant. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Maricopa County, Arizona unless Holder agrees to the contrary in writing.

         20. WAIVER OF TRIAL BY JURY. HOLDER AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS WARRANT.

         21. EQUITY PARTICIPATION. This Warrant is issued in connection with the Loan Agreement. It is intended that this Warrant constitute an equity participation and not constitute interest on the Note. If under any circumstances whatsoever, fulfillment of any obligation of this Warrant, the Loan Agreement, or any other agreement or document executed in connection with the Loan Agreement, shall violate the lawful limit of any applicable usury statute or any other applicable law with regard to obligations of like character and amount, then the obligation to be fulfilled shall be reduced to such lawful limit, such that in no event shall there occur, under this Warrant, the Loan Agreement, or any other document or instrument executed in connection with the Loan Agreement, any violation of such lawful limit, but such obligation shall be fulfilled to the lawful limit. If any sum is collected in excess of the lawful limit, such excess shall be applied to reduce the principal amount of the Note.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

                                                COMPANY:

                                                GALAXY FOODS COMPANY
                                                a Delaware corporation

                                                By: /s/ Cynthia Hunter
                                                    --------------------------
                                                    Title: Corporate Secretary


                                                HOLDER:

                                                FINOVA MEZZANINE CAPITAL INC.
                                                a Tennessee corporation

                                                By: Robert Bourquin
                                                    --------------------------
                                                    Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Warrant to be executed as of the date first above written for the purpose of agreeing to the terms and conditions of Section 12 hereof.